Lord Abbett Global Fund, Inc.
Item 77C

Supplemental Proxy Information

A meeting of the Funds' shareholders was held on December 18, 2006. The meeting was held for the purpose of approving the election of the nine (9) Directors:

            o  E. Thayer Bigelow
            o  William H.T. Bush
            o  Robert B. Calhoun, Jr.
            o  Robert S. Dow
            o  Daria L. Foster
            o  Julie A. Hill
            o  Franklin W. Hobbs
            o  Thomas J. Neff
            o  James L.L. Tullis

The results of the proxy solicitation on the preceding matter were as follows:

                         Votes             Votes        Votes
  Matter                 For               Against      Withheld     Abstentions
  ------                 ---               -------      --------     -----------

  E. Thayer Bigelow      11,215,121.540    78,179.445   --           --
  William H.T. Bush      11,211,847.126    81,453.859   --           --
  Robert B. Calhoun,
  Jr.                    11,218,048.642    75,252.343   --           --
  Robert S. Dow          11,216,007.868    77,293.117   --           --
  Daria L. Foster        11,214,697.850    78,603.135   --           --
  Julie A. Hill          11,218,169.320    75,131.665   --           --
  Franklin W. Hobbs      11,217,810.350    75,490.635   --           --
  Thomas J. Neff         11,212,864.661    80,436.324   --           --
  James L.L. Tullis      11,218,630.213    74,670.772   --           --